Exhibit 99.1

Press Release	FOR FURTHER INFORMATION: Michael W. McCarthy Vice President – Corporate Communications Photronics, Inc. (203)775-9000 mmccarthy@brk.photronics.com

FOR IMMEDIATE RELEASE

Tuesday, December 5, 2006

PHOTRONICS ANNOUNCES RECORD FISCAL YEAR REVENUES

Fourth Quarter Results Exceed Revenue and Earnings Guidance

Fiscal Year 2006 Highlights

•	Record Revenues of $455 Million

•	Free Cash Flow of $22 million

BROOKFIELD, Connecticut December 5, 2006 — Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported fiscal 2006 fourth quarter and fiscal year results for the period ended October 29, 2006.

Sales for the quarter were $115.3 million, up 3.1%, compared to $111.8 million for the fourth quarter of 2005. Semiconductor photomasks accounted for $90.5 million or 78.5% of revenues during the fourth quarter of fiscal 2006, while sales for flat panel display (FPD) photomasks accounted for $24.8 million or 21.5% of revenues. Net income for the fourth quarter of fiscal 2006 amounted to $9.8 million, or $0.21 per diluted share, compared to the prior year’s fourth quarter net income of $8.7 million, or $0.19 per diluted share. Net income for the fourth quarter of 2006 included a charge of $2.4 million after tax, or $0.05 per diluted share in connection with the Company’s previously disclosed restructuring of its operations in North America.

Sales for the 2006 fiscal year were $454.9 million, up 3.2% from the $440.8 million reported in fiscal 2005. Semiconductor photomasks accounted for $355.1 million or 78.1% of revenues during fiscal 2006, while sales for FPD photomasks accounted for $99.8 million or 21.9%. Year-over-year, semiconductor photomask revenues decreased 1.8%, while FPD photomask revenues increased 25.9%. Net income for fiscal 2006 amounted to $29.3 million, or $0.66 per diluted share, compared to the prior fiscal year’s net income of $38.7 million, or $0.95 per diluted share. Net income for the 2006 fiscal year included a charge of $15.6 million after tax, or $0.31 per diluted share in connection with the Company’s previously disclosed restructuring of its operations in North America.

Michael J. Luttati, Chief Executive Officer shared his views of the Company’s reported results. “We are very pleased to have finished our fiscal year on a high note with solid performance in our fourth quarter. The entire Photronics team executed with clarity and purpose throughout fiscal 2006 to deliver positive results while undertaking a significant transformation of the Company. As we take measure of our many achievements, which include a third consecutive year of record revenues; sustained profitability; and a self funded capital investment

— more —

Photronics, Inc. 15 Secor Road • Brookfield, Connecticut 06804 • (203)775-9000 • www.photronics.com

PHOTRONICS ANNOUNCES RECORD FISCAL YEAR REVENUES	PAGE TWO

program, it is important to frame them around three major initiatives. First, our presence in the FPD mask market was meaningfully expanded as we capitalized on investments in our existing Korean fab and brought on-line our new fab in Taichung, Taiwan. Second, we reshaped the profile of our global manufacturing network as part of our strategy to shift capacity into the Asian and European markets where we could improve asset utilization. Finally, there is the joint venture with Micron Technology to form the MP Mask Technology Center, LLC. This joint venture represents a unique customer-supplier partnership, which will have a profound effect on Photronics’ global business model in terms of accelerating our penetration into the market for sub-65 nanometer designs.”

A conference call with investors and the media to discuss these results can be accessed by logging onto Photronics’ web site at www.photronics.com, then clicking on the “Conference Calls” button in the top right corner of the home page. The call is scheduled for 8:30 a.m. Eastern Time on Wednesday, December 6th and will be archived for instant replay access until the Company reports its fiscal first quarter results after the market closes on Tuesday, February 13, 2007. The live call dial-in number is (212)676-5290.

# # #

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this release are considered “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward looking statements involve risks and uncertainties. In particular, any statement contained in this release regarding the consummation and benefits of future acquisitions, expectations with respect to the joint venture, the planned fabrication facility, future sales, financial performance, operating efficiencies and product expansion, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company. These factors may cause actual results, performance or achievements to differ materially from anticipated results, performances or achievements. Factors that might affect such forward looking statements include, but are not limited to, overall economic and business conditions; the demand and receipt of orders for the Company’s products; competitive factors in the industries and geographic markets in which the Company competes; changes in federal, state and foreign tax requirements (including tax rate changes, new tax laws and revised tax law interpretations); the Company’s ability to place new equipment in service on a timely basis; interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations; economic and political conditions in international markets; the ability to obtain a new bank facility or other financings; the ability to achieve anticipated synergies and other cost savings in connection with acquisitions and productivity programs; uncertainties with respect to the integration and management of a new joint venture, delays in the construction and equipping of the planned fabrication facility, the ability to transfer licensed applications to other applications, the timing, impact and other uncertainties of future acquisitions and investments; the seasonal and cyclical nature of the semiconductor industry; the availability of capital; management changes; damage or destruction to our facilities by natural disasters, labor strikes, political unrest or terrorist activity; the ability to fully utilize its tools; the ability of the Company to receive desired yields, pricing, product mix, and market acceptance of its products; changes in technology; and other risks and uncertainties set forth in the Company’s SEC filings from time to time. Any forward-looking statements should be considered in light of these factors. The Company assumes no obligation to update the information in this release.

06-31

Photronics, Inc. 15 Secor Road • Brookfield, Connecticut 06804 • (203)775-9000 • www.photronics.com